Exhibit 99.1

Mace Security International, Inc. Announces Appointment of Daniel V. Perella to Board of Directors

HORSHAM, Pa.--(BUSINESS WIRE)--January 18, 2012--Mace Security International, Inc. ("Mace” or the “Company”) (OTCQB: MACE) announced that Daniel V. Perella has been appointed as a director of the Company. The appointment was made by the unanimous vote of the Company's Board of Directors to fill a board vacancy, and was effective on January 12, 2012. With the appointment of Mr. Perella, the Company has five (5) directors.

Mr. Perella has over 20 years experience and success in developing and marketing consumer products. For the most recent ten years, Mr. Perella has been a Co-Founding Partner and the Chief Operating Officer of IdeaStream Consumer Products, LLC., a privately owned company that develops and markets consumer products such as home and office organizational filing products and protective storage cases for such items as files, CDs, laptops and other personal items.

Richard A. Barone, Mace’s Chairman of the Board, stated, “We are excited to have Mr. Perella join our Board of Directors. Mr. Perella brings to the board valuable hands-on experience and innovative ideas for developing and marketing our Mace personal defense and other consumer products. Mr. Perella's experience will be a valuable asset that will help the Company maximize its well-known Mace brand as a powerful engine for future growth. It is Mace's continued goal to establish itself as the premier consumer personal defense brand."

The Company's recently appointed Chief Executive Officer, John McCann, stated that, "I am looking forward to having available to me Dan’s creativity and extensive marketing experience."

In August 2011, Mace received funding through a rights offering to shareholders and an investment by Merlin Partners, LP. With the funding from the rights offering and the right sizing of the Company, Mace enters 2012 with a strong working capital position, virtually no debt, and a management team focused on achieving profitability and shareholder value.

About Mace

Mace Security International, Inc. (OTCQB:MACE) is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions, projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

CONTACT:
Mace Security International, Inc.
Gregory M. Krzemien, Chief Financial Officer
267-317-4009
greg@mace.com